Exhibit 10.1

MIRUM PHARMACEUTICALS, INC.

May 15, 2019

Mike Grey

[…***…]

Re:	Amended and Restated Employment Terms

Dear Mike:

MIRUM PHARMACEUTICALS, INC. (the “Company”) is pleased to confirm your appointment as Executive Chairman, pursuant to the following terms of this Amended and Restated Offer Letter (this “Offer Letter”), effective as of March 12, 2019 (the “Effective Date”). This Offer Letter amends and restates the Offer Letter, dated December 1, 2018, by and between the Company and you (the “Prior Letter”).

You will be responsible for working closely with the Company’s Board of Directors (the “Board”) and the executive team of the Company to further the goals and objectives of the Company, consistent with the usual and customary duties of an Executive Chairman. You will work at the Company’s U.S. headquarters in Foster City. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

As of the Effective Date, your base salary will continue to be $300,000 on an annualized basis, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. You will also be eligible to earn an annual performance bonus, with a target bonus of 40% of your annual base salary, based on the attainment of individual and/or Company objectives. The attainment of such objectives, and the actual amount (if any) of such bonus, will be determined by the Company in its sole discretion, and any such bonus will not be deemed earned unless you are an employee of the Company in good standing on the dates the bonus is determined and paid.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. Exempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination. The Company may change compensation and benefits from time to time in its discretion.

Subject to approval by the Board, the Company anticipates granting you an option to purchase 2,100,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include a four year vesting schedule, under which 25% of your Option will vest 12 months after the vesting commencement date, and 1/48th of the total shares will vest at the end of each month thereafter, until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. For the avoidance of doubt, the Option shall be in addition to the option grant contemplated by the Prior Letter.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must continue to comply with the Employee Confidential Information and Inventions Assignment Agreement previously executed by you which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. The foregoing does not modify any of your rights under the Company’s Severance Benefit Plan.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This Offer Letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Offer Letter, require a written modification signed by an officer of the Company. If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Offer Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Offer Letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this Offer Letter to confirm your continued employment with the Company under the terms described above.

Sincerely,

/s/ Chris Peetz
Chris Peetz, President and Chief Executive Officer

Understood and Accepted:

/s/ Michael Grey	5/23/2019
Michael Grey	Date
[…***…]@mirumpharma.com

MIRUM PHARMACEUTICALS, INC.

December 24, 2019

Mike Grey

[…***…]

Re: Termination of Employment and Transition to Chairman of the Board

Dear Mike:

This letter (this “Letter”) is to confirm our mutual agreement that as part of a planned management transition, your employment as Executive Chairman of Mirum Pharmaceuticals, Inc. (the “Company”) will terminate effective as of December 31, 2019 (the “Separation Date”), and effective as of January 1, 2020, you will transition into the role of Chairman of the Board of Directors of the Company (the “Board”).

Notwithstanding your termination of employment on the Separation Date, you will still be eligible to achieve your 2019 annual performance bonus as described in the Amended and Restated Offer Letter, dated May 15, 2019, by and between the Company and you (the “Offer Letter”), as determined by the Company in its sole discretion. In addition, the transition of your status from employee to Chairman of the Board will be deemed “Continuous Service” for purposes of the continued vesting of your outstanding stock options, and will not be considered a termination giving rise to the Company’s repurchase option with respect to the outstanding shares of common stock beneficially owned by you that remain subject to vesting.

As of the Separation Date, your participation in the Company’s Severance Benefit Plan (the “Severance Plan”), will cease. For clarity, the termination of your employment pursuant to this Letter does not entitle you to any benefits under the Severance Plan.

In connection with your appointment as Chairman of the Board and subject to approval by the Board, the Company anticipates granting you an option to purchase 100,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Equity Incentive Plan”) and your grant agreement, and will include a four year vesting schedule, under which 1/48th of the shares subject to your Option will vest at the end of each month after the vesting commencement date, until either the Option is fully vested or your continuous service (as defined in the Equity Incentive Plan) terminates, whichever occurs first.

Additionally, in connection with your service as Chairman of the Board, you will receive an annual cash retainer of $65,000, in addition to the $35,000 annual cash retainer for all directors under the Company’s non-employee director compensation policy.

This Letter shall be deemed an amendment to the Offer Letter.

Sincerely,

/s/ Chris Peetz

Chris Peetz, President and Chief Executive Officer

Understood and Accepted:

/s/ Michael Grey Michael Grey	12/24/2019 Date